Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued i) our reports dated April 13, 2006, accompanying the combined financial statements of Windsor Energy Resources as of December 31, 2005 and 2004 and for the years then ended and for the period from inception (July 8, 2003) through December 31, 2003; and the balance sheet of Windsor Energy Resources, Inc. as of January 9, 2006; and ii) our reports dated February 9, 2006, accompanying the statement of revenues and direct operating expenses of the Amos Draw Acquisition Properties acquired by Northranch Energy, LLC for the period from January 1, 2003 to July 8, 2003; and the statement of revenues and direct operating expenses of the Motex Acquisition Properties acquired by Coastal Energy, LLC for the period from January 1, 2003 to October 31, 2003, contained in Windsor Energy Resources, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1 and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

April 13, 2006